EXHIBIT 4.5

EMPLOYEE STOCK OPTION PLAN

This Employee Stock Option Plan (the “Plan”) provides for the grant of options to acquire common shares (the “Common Shares”), of QSound Labs, Inc., an Alberta corporation (the “Company”). Stock Options granted under this Plan are referred to as “Options.”

1.	PURPOSES

The purposes of this Plan are to retain the services of valued key employees and consultants of the Company as the Plan Administrator may select in accordance with Section 3 below, to encourage such persons to acquire a greater proprietary interest in the Company, thereby strengthening their incentive to achieve the objectives of the shareholders of the Company, and to serve as an aid and inducement in the hiring of new employees and to provide an equity incentive to consultants selected by the Plan Administrator.

2.	ADMINISTRATION

(a)     This Plan will be administered initially by the Board of Directors of the Company (the “Board”), except that the Board may, in its discretion, establish a committee composed of one (1) or more other persons to administer the Plan, which committee (the “Committee”) may be an executive, compensation or other committee, including a separate committee especially created for this purpose. The Committee will have the powers and authority vested in the Board hereunder (including the power and authority to interpret any provision of the Plan or of any Option). The member(s) of any such Committee will serve at the pleasure of the Board. A majority of the members of the Committee will constitute a quorum, and all actions of the Committee will be taken by a majority of the members present. Any action may be taken by a written instrument signed by the sole member or by all of the members of the Committee and any action so taken will be fully effective as if it had been taken at a meeting. The Board or, if applicable, the Committee is referred to in this Plan as the ” Plan Administrator.”

(b)     Subject to the provisions of this Plan, and with a view to effecting its purpose, the Plan Administrator has sole authority, in its absolute discretion, to (i) construe and interpret this Plan; (ii) define the terms used in the Plan; (iii) prescribe, amend and rescind the rules and regulations relating to this Plan; (iv) correct any defect, supply any omission or reconcile any inconsistency in this Plan; (v) grant Options under this Plan; (vi) determine the individuals to whom Options will be granted under this Plan; (vii) determine the time or times at which Options are granted under this Plan; (viii) determine the number of Common Shares subject to each Option, the exercise price of each Option, the duration of each Option and the time at which each Option will become exercisable; (ix) determine all other terms and conditions of the Options; and (x) make all other determinations and interpretations necessary and advisable for the administration of the Plan. All decisions, determinations and interpretations made by the Plan Administrator will be binding and conclusive on all participants in the Plan and on their legal representatives, heirs and beneficiaries.

3.	ELIGIBILITY

Options may be granted to: i) employees, excluding officers of the Company, and ii) consultants, excluding consultants who directly or indirectly promote or maintain a market for the Common Shares, (collectively “Employees”) of the Company and any parent or subsidiary of the Company as the Plan Administrator may select. No Options may be granted to a director of the Company. Options may be granted in substitution for outstanding Options of another corporation in connection with the merger, consolidation, acquisition of property or stock or other reorganization between such other corporation and the Company or any subsidiary of the Company. Options also may be granted in exchange for outstanding Options. Any person to whom an Option is granted under this Plan or who is the owner of an Option under this Plan is referred or as a “Optionee”.

4.	COMMON SHARES

The Plan Administrator is authorized to grant Options to acquire up to a total of 150,000 of the Company’s authorized but unissued, or reacquired, Common Shares. The number of shares with respect to which Options may be granted hereunder is subject to adjustment as set forth in Section 5(m) hereof. If any outstanding Option expires or is terminated for any reason, the Common Shares allocable to the unexercised portion of such Option may again be subject to an Option granted to the same optionee or to a different person eligible under Section 3 of this Plan.

5.	TERMS AND CONDITIONS OF OPTIONS

Each Option granted under this Plan will be evidenced by a written agreement approved by the Plan Administrator (the “Agreement”). Agreements may contain such provisions, not inconsistent with this Plan, as the Plan Administrator in its discretion may deem advisable. All Options must also comply with the following requirements:

(a)     Number of Shares and Types of Options Each Agreement must state the number of Common Shares to which it pertains.

(b)     Date of Grant Each Agreement must state the date the Plan Administrator has deemed to be the effective date of the Option for purpose of this Plan ( the “Date of Grant”).

(c)     Option Price Each Agreement must state the price per Common Share at which it is exercisable. The Plan Administrator may fix the exercise price in its sole discretion; provided that Options granted in substitution for outstanding options of another corporation in connection with the merger, consolidation, acquisition of property or stock or other reorganization involving such other corporation and the Company or any subsidiary of the Company may be granted with an exercise price equal to the exercise price for the substituted option of the other corporation, subject to any adjustment consistent with the terms of the transaction pursuant to which the substitution is to occur.

(d)     Duration of Options At the time of the grant of the Option, the Plan Administrator will designate, subject to paragraph 5(g) below, the expiration date of the Option, which date must not be later than ten (10) years from the Date of Grant. Each Agreement must state the expiration date of the Option.

(e)     Vesting Schedule

(i)     No Option will be exercisable until it has vested. The Plan Administrator may specify a vesting schedule for each Option.

(ii)     The Plan Administrator may specify a vesting schedule for all or any portion of an Option based on the achievement of performance objectives established by the Plan Administrator. Performance objectives may be expressed in terms including but not limited to one or more of the following: return on equity, return on assets, share price, market share, sales, earnings per share, costs, net earnings, net worth, inventories, cash and cash equivalents, gross margin or the Company’s performance relative to its internal business plan. Performance objectives may be in respect of the performance of the Company as a whole (whether on a consolidated or unconsolidated basis), an affiliated company, or a subdivision, operating unit, product or product line of either of the foregoing. Performance objectives may be absolute or relative and may be expressed in terms of a progression or a range. An Option that is exercisable (in full or in part) upon the achievement of one or more performance objectives may be exercised only following written notice to the Optionee and the Company by the Plan Administrator that the performance objective has been achieved.

(f)     Acceleration of Vesting The vesting of one or more outstanding Options may be accelerated by the Plan Administrator at such time and in such amounts as it determines in its sole discretion.

(g)     Term of Option

(i)     Vested options will terminate, to the extent not previously exercised, upon the occurrence of the first of the following events: (A) the expiration of the Option, as designated by the Plan Administrator in accordance with Section 5 (d) above; (B) the date of an Optionee’s termination of employment or contractual relationship with the Company or any affiliated company for cause (as determined in the sole discretion of the Plan Administrator); (C) the expiration of thirty (30) days from the date of notice by the Optionee or the Company of termination of the Optionee’s of employment or contractual relationship with the Company or any affiliated company for any reason whatsoever other than cause, death or Disability (as defined below) unless the exercise period is extended by the Plan Administrator until a date not later than the expiration date of the Option; or (D) the expiration of one year from termination of an Optionee’s employment or contractual relationship by reason of death or Disability (as defined below) unless the exercise period is extended by the Plan Administrator until a date not later that the expiration date of the Option. Upon the death of an Optionee, any vested Options held by the Optionee will be exercisable only by the person or persons to whom such Optionee’s rights under such Option will pass by the Optionee’s will or by the laws of descent and distribution of the state or country of the Optionee’s domicile at the time of death and only until such Options terminate as provided above. For purposes of the Plan, unless otherwise defined in the Agreement, “Disability” means medically determinable physical or mental impairment which has lasted or can be expected to last for a continuous period of not less than twelve (12) months or that can be expected to result in death. The Plan Administrator will determine whether an Optionee has incurred a Disability on the basis of medical evidence acceptable to the Plan Administrator. Upon making a determination of Disability, the Plan Administrator will, for purpose of the Plan, determine the date of an Optionee’s termination of employment or contractual relationship.

(ii)     Unless accelerated in accordance with Section 5(f) above, unvested Options will terminate immediately upon termination of employment of the Optionee by the Company for any reason whatsoever including death or Disability. For purpose of this Plan, transfer or employment between or among the Company and/or any affiliated company will not be deemed to constitute a termination of employment with the Company or affiliated company. For purpose of this subsection, employment will be deemed to continue while the Optionee is on military leave, sick leave or other bona fide leave of absence (as determined by the Plan Administrator). The foregoing notwithstanding, employment will not be deemed to continue beyond the first ninety (90) days of such leave, unless the Optionee’s re-employment rights are guaranteed by statute or by contract.

(h)     Exercise of Options

(i)     Options will be exercisable, in full or in part, at any time after vesting, until termination. If less than all of the shares included in the vested portion of any Option are purchased, the remainder may be purchased at any subsequent time prior to the expiration of the Option term. Only whole shares may be issued pursuant to an Option, and to the extent that an Option covers less than one (1) share, it is unexercisable.

(ii)     Options or portions thereof may be exercised by giving written notice to the Company, which notice will specify the number of shares to be purchased, and be accompanied by payment in the amount of the aggregate exercise price for the Common Shares so purchased, which payment must be in the form specified in Section 5(i) below. The Company will not be obligated to issue, transfer or deliver a certificate of Common Shares to the Optionee of any Option, until provision has been made by the Optionee to the satisfaction of the Company, for the payment of the aggregate exercise price for all shares for which the Option has been exercised and for satisfaction of any tax withholding obligations associated with such exercise. During the lifetime of an Optionee, Options are exercisable only by the Optionee or transferee who takes title to such Option in the manner permitted by subsection 5(k) hereof.

(i)     Payment upon Exercise of Option Upon the exercise of any Option, the aggregate exercise price will be paid to the Company in cash or by certified or cashiers check. In addition, if approved by the Plan Administrator the Optionee may pay for all or any portion of the aggregate exercise price by complying with one or more of the following alternatives:

(i)     By delivering a properly executed exercise notice together with irrevocable instructions to a broker promptly to sell or margin a sufficient portion of the shares and deliver directly to the Company the amount of sale or margin loan proceeds to pay the exercise price; or

(ii)     By complying with any other payment mechanism approved by the Plan Administrator at the time of exercise.

(j)     Rights as a Shareholder An Optionee will have no rights as a shareholder with respect to any shares covered by an Option until such Optionee becomes a record holder of such shares, irrespective of whether such Optionee has given notice of exercise. Subject to the provisions in Section 5(m) hereof, no rights will accrue to an Optionee and no adjustment will be made on account of dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights declared on, or created in, the Common Shares for which the record date is prior to the date the Optionee becomes a record holder of the Common Shares covered by the Option, irrespective of whether such Optionee has given notice of exercise.

(k)     Transfer of Option Options granted under this Plan and the rights and privileges conferred by this Plan may not be transferred, assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise) other than by will, by applicable laws of descent and distribution or pursuant to a qualified domestic relation order, and will not be subject to execution, attachment or similar process; provided however, that any Agreement may provide or be amended to provide that an Option to which it relates is transferable without payment of consideration to trusts or partnerships or limited liability companies established exclusively for the benefit of the Optionee. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of any Option or of any right or privilege conferred by this Plan contrary to the provisions hereof, or upon the sale, levy or any attachment or similar process upon the rights and privileges conferred by this Plan, such Option will thereupon terminate and become null and void.

(l)     Securities Regulation and Tax Withholding

(i)     Common Shares will not be issued with respect to an Option unless the exercise of such Option and the issuance and delivery of such Shares comply with all relevant provisions of law, including, without limitation, any applicable Canadian, provincial or US state securities laws, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations thereunder and the requirements of any stock exchange or automated inter-dealer quotation system of a registered national securities association upon which such shares may then be listed and such issuance will be further subject to the approval of counsel for the Company with respect to such compliance, including the availability of an exception from registration for the issuance and sale of such shares. The inability of the Company to obtain from any regulatory body the authority deemed by the Company to be necessary for the lawful issuance and sale of any shares under this Plan, or the unavailability of an exemption from registration for the issuance and sale of any shares under this Plan, will relieve the Company of any liability with respect to the non-issuance or sale of such shares.

(ii)     As a condition to the exercise of an Option, the Plan Administrator may require the Optionee to represent and warrant in writing at the time of such exercise that the shares are being purchased only for investment and without any then-present intention to sell or distribute such shares. At the option of the Plan Administrator, a stop-transfer order against such shares may be placed on the stock books and records of the Company, and a legend indicating that the stock may not be pledged, sold or otherwise transferred unless an opinion of counsel is provided stating that such transfer is not in violation of any applicable law or regulation, may be stamped on the certificates representing such shares in order to assure an exemption from registration. The Plan Administrator also may require such other documentation as may from time to time be necessary to comply with federal, provincial and state securities laws. THE COMPANY HAS NO OBLIGATION TO REGISTER THE OPTIONS OR THE SHARES OF STOCK ISSUABLE UPON THE EXERCISE OF OPTIONS.

(iii)     The Optionee must pay to the Company by certified or cashiers check, promptly upon exercise of an Option or, if later, the date that the amount of such obligations becomes determinable, all applicable Canadian and US federal, provincial, state, local and foreign withholding taxes that the Plan Administrator, in its discretion, determines to result upon exercise of an

Option or from a transfer or other disposition of Common Shares acquired upon exercise of an Option or otherwise related to an Option or Common Shares acquired in connection with an Option. Upon approval of the Plan Administrator, an Optionee may satisfy such obligation by complying with one or more of the following alternatives selected by the Plan Administrator:

(A)     By executing appropriate loan documents approved by the Plan Administrator by which the Optionee borrows funds from the Company to pay any withholding taxes due under this paragraph (iii), with such repayment terms as the Plan Administrator may select; or

(B)     By complying with any other payment mechanism approved by the Plan Administrator from time to time.

(iv)     The issuance, transfer or delivery of certificates of Common Shares pursuant to the exercise of Options may be delayed, at the discretion of the Plan Administrator, until the Plan Administrator is satisfied that the applicable requirements of the federal, provincial, and state securities laws and the withholding provisions of applicable tax laws have been met and that the Optionee has paid or otherwise satisfied any withholding tax obligations as described in (iii) above.

(m)     Stock Dividend or Reorganization

(i)     If (A) the Company is at any time involved in any merger, reorganization, consolidation or amalgamation; (B) the Company declares a dividend payable in, or subdivides or combines, its Common Shares or (C) any other event with substantially the same effect occurs, the Plan Administrator will, subject to applicable law, with respect to each outstanding Option, proportionately adjust the number of shares of Common Shares subject to such Option and/or the exercise price per share so as to preserve the rights of the Optionee substantially proportionate to the rights of the Optionee prior to such event, and to the extent that such action includes an increase or decrease in the number of shares of Common Shares subject to outstanding Options, the number of shares available under Section 4 of this Plan will be increased or decreased, as the case may be, proportionately, and all such adjustments determined by the Plan Administrator shall be final, binding and conclusive.

(ii)     If the Company at any time declares an extraordinary dividend with respect to the Common Shares, whether payable in cash or other property, the Plan Administrator may, subject to applicable law, in the exercise of its sole discretion and with respect to each outstanding Option, proportionately adjust the number of Common Shares subject to such Option and/or adjust the exercise price per share so as to preserve the rights of the Optionee substantially proportionate to the rights of the Optionee prior to such event, and to the extent that such action includes an increase or decrease in the number of shares of Common Shares subject to outstanding Options, the number of shares available under Section 4 of this Plan will be increased or decreased, as the case may be, proportionately, and all such adjustments determined by the Plan Administrator shall be final, binding and conclusive.

(iii)     The foregoing adjustments on the shares to Options will be made by the Plan Administrator, or by any successor administrator of this Plan, or by the applicable terms of any assumption or substitution document.

(iv)     The grant of an Option will not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, to merge, consolidate or dissolve, to liquidate or to sell or transfer all or any part of its business or assets.

6.	EFFECTIVE DATE TERM

Stock Options may be granted by the Plan Administrator from time to time on or after the date on which this Plan is adopted (the “Effective Date”) and until this Plan is terminated by the Board in its sole discretion. Termination of this Plan will not terminate any Option granted prior to such termination.

7.	NO OBLIGATIONS TO EXERCISE OPTION

The grant of an Option will impose no obligation upon the Optionee to exercise such Option.

8.	NO RIGHT TO OPTIONS OR TO EMPLOYMENT

The Plan Administrator will determine whether or not any Options are to be granted under this Plan in its sole discretion, and nothing contained in this Plan will be construed as giving any person any right to participate under this Plan. The grant of an Option will no way constitute any form of agreement or understanding binding on the Company, express or implied, that the Company will employ or contract with an Optionee for any length of time, nor will it interfere with the Company’s or any affiliated company’s right to terminate Optionee’s employment at any time, which right is hereby reserved.

9.	APPLICATION OF FUNDS

The proceeds received by the Company from the sale of Common Shares issued upon the exercise of Options will be used for general corporate purposes, unless otherwise directed by the Board.

10.	INDEMNIFICATION OF PLAN ADMINISTRATOR

In addition to all other rights of indemnification they may have as members of the Board, members of the Plan Administrator will be indemnified by the Company for all reasonable expenses and liabilities of any type or nature, including attorney’s fees, incurred in connection with any action, suit or proceeding to which they or any of them are a party by reason of, or in connection with, this Plan or any Option granted under this Plan, and against all amounts paid by them in settlement thereof (provided that such settlement is approved by independent legal counsel selected by the Company), except to the extent that such expenses relate to matters for which it is adjudged that such Plan Administrator member is liable for wilful misconduct; provided, that within fifteen (15) days after the institution of any such action, suit or proceeding, the Plan Administrator member involved therein will, in writing, notify the Company of such action, suit or proceeding, so that the Company may have the opportunity to make appropriate arrangements to prosecute or defend the same.

11.	AMENDMENT OF PLAN

The Plan Administrator may, at any time, modify, amend or terminate this Plan or modify or amend Options granted under this Plan, including, without limitation, such modifications or amendments as are necessary to maintain compliance with applicable statutes, rules or regulations; provided however, no amendment with respect to an outstanding Option which has the effect of reducing the benefits afforded to the Optionee thereof will be made over the objection of such Optionee, further provided, that the events triggering acceleration of vesting of outstanding Options may be modified, expanded or eliminated without the consent of Optionee. The Plan Administrator may condition the effectiveness of any such amendment on the receipt of shareholder approval at such time and in such manner as the Plan Administrator may consider necessary for the Company to comply with or to avail the Company and/or the Optionees of the benefits of any securities, tax, market listing or other administrative or regulatory requirements.

Effective Date:         January 2006 1,